Exhibit 99.1


              Florida Public Utilities Announces Results for 2003


    WEST PALM BEACH, Fla., March 5 /PRNewswire-FirstCall/ -- Florida Public Utilities (Amex: FPU) reported net income of $12,423,000 or $ 3.17 per share. Net income from continuing operations was $2,522,000, or $.64 per share compared with the prior year's net income from continuing operations of $2,761,000, or $.70 per share. Gross profit increased 8% between the years, offset by significant increases in operating expenses. During the year, the Company experienced higher expenses for pension, casualty and property insurance, employee medical benefits, auditing and underground gas line detection. The total increase as compared with 2002 for such expenses was $1,567,000, which decreased net income by $.25 per share, net of income taxes. Other increases to the expenses included higher depreciation and amortization expense of $466,000.

    Total revenues increased $14,262,000 in 2003 compared to the prior year despite the loss of revenue from discontinued operations. The major cause of the increase was higher natural gas costs in 2003, which are recovered through revenue. Propane revenues increased over $2,203,000 due to the Nature Coast acquisition, increases in late fees, and the new assessment of regulatory compliance fees for propane customers.

    Revenues of $1.5 million received from a one-time termination fee offset the increase in operating expenses. Additionally, in the first quarter of 2003, the Company sold the assets comprising its water operations to the City of Fernandina Beach for a gain of $9,901,000 net of income tax. The City paid the Company $19,242,000 in cash at closing, as well as future consideration of approximately $7,400,000 to be received annually until February 15, 2010, when the Company will receive the final payment from the City. The Company recognized and recorded the present value of the long-term receivable in the amount of $5,716,000, using a discount rate of 4.34%. Proceeds from the water sale were utilized to pay off short term debt. Operating and administrative expenses increased primarily from higher pension, health care, and liability and property insurance costs.

    On August 14, 2003 the Company filed a request for rate relief with the Florida Public Service Commission (FPSC) for the electric segment. The Company had a hearing before the FPSC on February 18, 2004, at which time the FPSC approved a $1,800,000 increase in annual revenue. The effective date for the increase has not been set but is anticipated to occur in the second quarter of 2004, resulting in less than a full year of the annual increase for 2004.

    A summary of the financial results for years ended December 31 is presented below.



    Florida Public Utilities
    (dollars in thousands except per share data)
                                                           December 31,
                                                       2003           2002
    Total Revenues                                  $102,723        $88,461

    Income from Continuing Operations                 $2,522         $2,761

    Income from Discontinued Operations -
     water division                                   $9,901           $602

    Net Income                                       $12,423         $3,363

    Earnings applicable to Common Stock              $12,394         $3,334

    Earnings Per Common Share - basic & diluted:
    Continuing Operations                               $.64           $.70


    Discontinued Operations - water division            2.53            .16
          Total                                        $3.17           $.86

    Average Shares Outstanding                     3,905,814      3,871,019

    Average Customers - excluding water
     division                                         86,000         83,000



SOURCE  Florida Public Utilities Company
    -0-                             03/05/2004
    /CONTACT: George M. Bachman , CFO, Treasurer and Corporate Secretary, Florida Public Utilities Company, +1-561-838-1731/
    /Web site:  http://www.fpuc.com /
    (FPU)

CO:  Florida Public Utilities Company
ST:  Florida
IN:  ENV
SU:  ERN